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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT, dated as of October 1, 1997 (the "Agreement"), by and between Optical Systems, Inc., a Florida corporation (the "Company"), and Warren R. Zimmerman ("Executive").

                                    RECITALS:

         WHEREAS, Executive is the founder of the Company; and

         WHEREAS, Executive has devoted his entire business time and attention to securing financing for the Company and to developing the activities and policies of the Company, and has served as its President, Chief Executive Officer and Chairman of the Board of Directors (the "Board") since the Company's inception; and

         WHEREAS, the Company has recently issued shares of its common stock, par value $.0001 per share ("Common Stock"), and warrants to purchase shares of Common Stock (the "Warrants") pursuant to a private placement of securities (the "504 Offering") in accordance with the provisions of Rule 504 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"); and

         WHEREAS, the Board has approved, in connection with the 504 Offering, the Company's grant to Executive of incentive compensation in the form of shares of Common Stock ("Incentive Shares") issuable upon the Company's attainment of certain economic goals; and

         WHEREAS, the Company and Executive wish to set forth in writing the terms of Executive's employment with the Company, including the terms of the issuance of Incentive Shares to Executive, and the terms of severance payments to Executive in the event of the termination of his employment with the Company under certain circumstances.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto hereby agree as follows:

         1.       Employment.

                  1.1 General. The Company hereby employs Executive in the capacity of President, Chief Executive Officer and Chairman of the Board of the Company, and Executive hereby accepts such employment subject to the terms and conditions herein contained. In such capacities, Executive will perform and carry out such duties and responsibilities as may be reasonably assigned to him from time to time by the Board. Subject to the foregoing, Executive shall not be required to report to or take direction from any particular individual. Executive shall have such powers, rights, duties and obligations as are commensurate with his positions.
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                  1.2 Board and Board Committees. The Company shall cause
Executive to be nominated for election, and use its best efforts to cause Executive to be elected and re-elected to the Board throughout the Employment Period (as such term is defined in Section 3.1 hereof). Executive will serve, if elected, on the Board and on any committee thereof to which he may be appointed by action of the Board, all without further compensation.

                  1.3 Full-Time Positions. Executive hereby agrees that, during the Employment Period, he shall devote substantially all of his business time, attention and skills to the business and affairs of the Company.

         2.       Compensation and Benefits.

                  2.1 Salary. The Company will pay to Executive, and Executive will accept, a base salary during the Employment Period pursuant to the following schedule:


                           (i) at the annual rate of $80,000 for the period commencing upon the execution of this Employment Agreement;

                                    (a) provided, however, that if aggregate
                  gross revenues for the first fiscal year of this Agreement exceeds the Base Revenue Amount, as that term is defined in paragraph 2.3(a) below, on or before April 1st, 1998, the base salary paid to Executive shall be at an annual rate of $125,000 for the remainder of that first fiscal year and thereafter.

                           (ii) at the annual rate of $200,000 from and after such time as the Company's Gross Revenues (as hereinafter defined) for a fiscal year shall equal between 3,000,000 and $5,000,000;

                           (iii) at the annual rate of $300,000 from and after such time as the Company's Gross Revenues for a fiscal year shall equal between $5,000,001 and $10,000,000;

                           (iv) at the annual rate of $350,000 from and after such time as the Company's Gross Revenues for a fiscal year shall exceed $10,000,001 and at all times thereafter or at such higher rates as the Board, in its sole discretion, may hereafter from time to time grant to executive (the "Base Salary").

Provided, however, that no salary increases pursuant to this paragraph will occur unless the Company enjoys positive net earnings in the fiscal year for which the increase is granted.

                  2.2 The Base Salary shall be payable in accordance with the regular payroll practices of the Company applicable to senior executives; provided, however, that in the event the Base Salary increases in any given fiscal year by reason of increased Gross Revenues pursuant to paragraph 2.1 above, the additional Base Salary shall be considered earned on the last


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day of the fiscal year and shall be paid to Executive on or before the thirtieth day after the last day of the fiscal year.

                  2.3 Bonus. In addition to the Base Salary, Executive shall be entitled to receive the following bonus payments:

                           (a) Gross Revenue Bonus. In each fiscal year during the Employment Period, commencing with the Company's fiscal year ending September 30, 1997 ("Fiscal 1997"), in which the Company's gross revenues, determined in accordance with Section 2.3(c) hereof ("Gross Revenues"), equal or exceed the Base Revenue Amount (as hereinafter defined), the Company shall pay to Executive $5,000 for each $100,000 increment of such excess; provided, however, that the aggregate bonus payable to Executive pursuant to this Section 2.3(a) shall not exceed $150,000 in any given fiscal year. For purposes of this Agreement, the "Base Revenue Amount" shall mean $1,116,000, the amount of the Company's gross revenues over the nine-month period ended June 30, 1997, annualized to September 30, 1997, based on financial statements prepared by the Company's independent public accountants (the "Company Accountants") in accordance with generally accepted accounting principles ("GAAP") applied consistently with the practices of the Company (the "Gross Revenue Bonus").

                           (b) Net Earnings Bonus. In each fiscal year during the Employment Period, commencing with Fiscal 1997, in which the Company's net earnings, determined in accordance with Section 2.3(c) hereof ("Net Earnings"), exceed its Net Earnings for the prior fiscal year, the Company shall pay to Executive $2,000 for each $25,000 increment of such excess; provided, however, that the aggregate bonus payable to Executive pursuant to this Section 2.3(b) shall not exceed $200,000 (the "Net Earnings Bonus"). Provided, however, that no bonus shall be paid in excess of positive net earnings.

                           (c) Determination of Gross Revenues and Net Earnings. The amount of the Company's Gross Revenues and Net Earnings in any fiscal year shall be determined by the Board of the Company based on audited financial statements prepared by the Company's regular independent certified public accountants in accordance with GAAP, applied consistently with the practices of the Company (the "Audited Financial Statements").

                           (d) Payment of Bonus. Any Gross Revenue Bonus or Net Earnings Bonus due hereunder shall be paid within thirty (30) days following the delivery of the Audited Financial Statements to the Company with respect to the applicable fiscal year.

                           (e) Pro Rata Payment. In determining the amount of any annual bonus payable under this Section 2.3, if Executive shall have been employed under this Agreement for less than an entire fiscal year of the Company for which a bonus is calculated, such bonus shall be reduced proportionately to reflect the portion of such fiscal year that Executive was employed hereunder.



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                  2.4      Executive Benefits.

                           (a) Expenses. The Company will promptly reimburse Executive for expenses he reasonably incurs in connection with the performance of his duties (including business travel and entertainment expenses) hereunder, all in accordance with the Company's policies with respect thereto as in effect from time to time.

                           (b) Company Benefit Plans. Executive will be entitled to participate in such employee benefit and welfare plans and programs as the Company may from time to time offer or provide to its executive officers, including, but not limited to, participation in life insurance, health and accident, medical plans and programs and profit sharing and retirement plans.

                           (c) Vacation. Executive will be entitled to such vacation time as may be determined to be in the best interests of Executive and the Company, but in no case less than four weeks vacation for each twelve (12) month period Executive is employed by the Company.

         3.       Employment Period; Termination.

                  3.1 Employment Period. Executive's employment by the Company hereunder shall commence on the date hereof (the "Effective Date") and shall continue until October 1, 2002 (the "Initial Period"); provided, however, that, commencing on October 1, 2002, and on each October 1st thereafter (each a "Renewal Date"), the term of this Agreement shall be automatically extended by an additional period of one year unless Executive or the Company shall elect by written notice to the other given no later than sixty (60) days prior to any Renewal Date that he or it does not wish the term of this Agreement to be so extended (the Initial Period, together with any subsequent employment period, being referred to herein as the "Employment Period"). The Employment Period may be terminated, prior to its scheduled expiration date, as provided in Section
3.2 hereof. Upon termination of the Employment Period pursuant to Sections 3.2(a) through 3.2(f) hereof, inclusive, Executive will be released from any duties hereunder (except as set forth in Section 5 hereof) and the obligations of the Company to Executive will be as set forth in Section 3.3 and Section 4 hereof.

                  The parties hereto agree that the failure to extend the Employment Period on any Renewal Date in accordance with the provisions of this
Section 3.1 shall not constitute a termination of the Employment Period pursuant to Section 3.2 hereof.

                  3.2 Events of Termination. The Employment Period will terminate upon the occurrence of any one or more of the following events:

                           (a) Death. In the event of Executive's death, the
Employment Period will terminate on the date of his death.



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                           (b) Without Cause By Executive. Executive may
         terminate the Employment Period at any time for any reason whatsoever by giving a Notice of Termination (as such term is defined in Section
         3.5 hereof) to the Company. The date of termination of the Employment Period pursuant to this Section 3.2(b) shall be the earlier of (i) the date, following the date of the Notice of Termination, upon which a suitable replacement for Executive is found by the Company; or (ii) 30 days after the date of receipt by the Company of the Notice of Termination.

                           (c) Disability. In the event of Executive's
         Disability (as hereinafter defined), the Company will have the right to terminate the Employment Period by giving a Notice of Termination to Executive. The Notice of Termination shall specify the date of termination, which date shall not be earlier than thirty (30) days after the Notice of Termination is given. For purposes of this Agreement, "Disability" means the inability of Executive for 180 consecutive days to substantially perform his duties hereunder as a result of a physical or mental illness, all as determined in good faith by the Board of the Company.

                           (d) Cause. The Company may, at its option, terminate the Employment Period for "Cause" by giving a Notice of Termination to Executive. For purposes of this Agreement, "Cause" shall mean any of the following that is materially detrimental to the goodwill of the Company or materially damaging to the relationship of the Company with its customers or employees: (i) an act of willful misconduct or gross negligence by Executive in the performance of his material duties or obligations to the Company; (ii) conviction of Executive of a felony or of a misdemeanor involving moral turpitude; or (iii) a material act of dishonesty or breach of trust on the part of Executive resulting or intended to result directly or indirectly in personal gain or enrichment at the expense of the Company. No purported termination of Executive's employment for Cause shall be effective without a Notice of Termination.

                           (e) Without Cause By The Company. The Company may, at its option, terminate the Employment Period for any reason or no reason whatsoever (other than for the reasons set forth elsewhere in this Section 3.2) by giving a Notice of Termination to Executive. The Notice of Termination shall specify the date of termination of the Employment Period, which date shall not be earlier than thirty (30) days after the Notice of Termination is given.

                           (f) The Company's Material Breach. Executive may, at his option, terminate the Employment Period upon the Company's material breach of this Agreement and the continuation of such breach for more than thirty (30) days after written demand for cure of said breach is given to the Company by Executive (which demand will identify the manner in which the Company has materially breached this Agreement); provided, however, that no such demand will be required if Executive determines in good faith that such material breach is not capable of being cured by the Company within said thirty (30) day period. The Company's material breach of this Agreement shall include, but not be limited to (i) the failure of the Company to make any payment which it is



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         required to make hereunder to Executive when such payment is due or within five (5) business days thereafter; (ii) the assignment to Executive without Executive's express written consent of any duties inconsistent with his positions, duties, responsibilities and status with the Company, or a change in Executive's reporting responsibilities, titles or offices or any plan, act, scheme or design to constructively terminate Executive, or any removal of Executive from or any failure to use its best efforts to re-elect Executive to any of such positions, except in connection with the termination of the Employment Period by the Company for Cause or Disability or as a result of Executive's death or voluntary resignation or by Executive other than pursuant to this Section 3.2(f); and (iii) a reduction by the Company in Executive's Base Salary.

                  3.3 Certain Obligations of the Company Following Termination of the Employment Period. Following termination of the Employment Period under the circumstances described below, the Company will pay to Executive the following compensation and provide the following benefits, in addition to any Incentive Shares issuable to Executive in accordance with the terms and conditions of Section 4 hereof, in full satisfaction and final settlement of any and all claims and demands that Executive then has or hereafter may have hereunder against the Company.

                           (a) Death; Disability; For Cause. In the event that the Employment Period is terminated pursuant to Section 3.2(a), 3.2(c) or 3.2(d) hereof, the Company will pay to Executive or his estate or legal representatives, as the case may be, his (i) Base Salary through the Date of Termination in accordance with its regular payroll practices; and (ii) Gross Revenue Bonus and Net Earnings Bonus, in accordance with the terms of Section 2.2 hereof. In the event that the Employment Period is terminated pursuant to Section 3.2(c) hereof, Executive will also be entitled to receive any unpaid disability benefits under any insurance program in effect on the date of termination.

                           (b) Without Cause by the Company; Material Breach by the Company. In the event that the Employment Period is terminated pursuant to Section 3.2(e) or Section 3.2(f) hereof, the Company will pay to Executive:

                                    (i) the Base Salary through the Date of
                  Termination at the rate in effect at the time the Notice of Termination is received;

                                    (ii) in lieu of any further salary or other
                  payments to Executive for periods subsequent to the Date of Termination, the Company will pay as severance pay to Executive, on the 10th business day following the Date of Termination (the "Payment Date"), a lump sum equal to the higher of (A) $1,500,000, or (B) two (2) times the sum of (I) Executive's then current annual Base Salary (unless the Employment Period has been terminated by Executive pursuant to
                  Section 3.2(f) hereof by reason of a reduction by the Company of Executive's Base Salary, in which case Executive's Base Salary immediately prior to such reduction shall be used), and
                  (II) the sum of Executive's most recent Gross Revenue Bonus and Net Earnings Bonus; provided, however, that in the



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                  event of the imposition of an excise tax on Executive under
                  Section 4999 or 280(G) of the Internal Revenue Code of 1986, as amended, as the same may be amended or renumbered from time to time, the Company shall reimburse Executive for the full amount of such excise tax;

                                    (iii) the Company will reimburse Executive
                  for all reasonable legal fees and expenses incurred by Executive in enforcing any right or benefit provided by this
                  Section 3.3(b); and

                                    (iv) the Company will maintain all life
                  insurance, medical, health and accident, and disability plans and programs in which Executive was entitled to participate immediately prior to the Date of Termination in full force and effect, for Executive's continued benefit until the earlier of
                  (A) twenty-four (24) months from the Date of Termination, or
                  (B) the date on which Executive is covered for such benefits by reason of his being employed with any other person or entity; provided, however, that Executive's continued participation is possible under the general terms and provisions of the Company's plans and programs. In the event that Executive's participation in any such plan or program is barred, the Company, at its sole cost and expense, will use its reasonable efforts to provide Executive with benefits substantially similar to those which Executive was entitled to receive under such plans and programs.

                           (c) Without Cause By Executive. In the event that the Employment Period is terminated by Executive pursuant to Section 3.2(b) hereof, the Company will pay to Executive the Base Salary and the benefits set forth in Sections 2.3(a) and 2.3(b) hereof through the Date of Termination.

                  3.4 "Notice of Termination" Defined. For purposes of this Agreement, "Notice of Termination" shall mean a written notice which (a) indicates the specific termination provision relied upon by the Company or Executive, (b) except in the case of termination pursuant to Sections 3.2(b) or 3.2(e) hereof, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employment Period under the termination provision so indicated, and (c) if the Date of Termination is to be other than the date of receipt of such notice, specifies the termination date; provided, however, that in the case of a termination of Executive's employment pursuant to Section 3.2(d) hereof, the Notice of Termination shall include a copy of a resolution duly adopted by the Board at a meeting called and held for such purpose, finding that, in the reasonable and good faith opinion of the Board, Executive was guilty of conduct constituting Cause.

                  3.5 "Date of Termination" Defined. For purposes of this Agreement, "Date of Termination" shall mean such date as the Employment Period is terminated in accordance with Section 3.2 hereof; provided, however, that in the event that within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination will be the date on which the dispute is finally determined.



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         4. Issuance of Incentive Shares. In addition to the compensation and benefits set forth in Section 2 hereof, the Company shall issue to Executive Incentive Shares in accordance with the terms and conditions of this Section 4.

                  4.1 Number of Incentive Shares to be Issued.

                           (a) Gross Revenue Goals. In each fiscal year during the Employment Period, commencing with Fiscal 1997, in which the Company's Gross Revenues equal or exceed the Base Revenue Amount, the Company hereby agrees to issue to Executive 8,333 Incentive Shares, subject to adjustment as provided in Section 4.3 hereof, for each $100,000 increment of such excess; provided, however, that the aggregate number of Incentive Shares to be issued pursuant to this
         Section 4.1(a) shall not exceed 400,000 Shares.

                           (b) Net Earnings Goals. In each fiscal year during the Employment Period, commencing with Fiscal 1997, in which the Company's Net Earnings exceed its Net Earnings for the prior fiscal year, the Company hereby agrees to issue to Executive 8,333 Incentive Shares, subject to adjustment as provided in Section 4.3 hereof, for each $25,000 increment of such excess; provided, however, that the aggregate number of Incentive Shares to be issued pursuant to this
         Section 4.1(b) shall not exceed 183,333 Shares.

                           (c) Termination of Employment. In the event that the Employment Period is terminated prior to the expiration thereof for any reason except by Executive pursuant to Section 3.2(b) hereof, the Company will issue to Executive or his estate or legal representatives, as the case may be, a number of Incentive Shares determined by multiplying the aggregate number of Incentive Shares issuable to Executive pursuant to Sections 4.1(a) and 4.1(b) hereof by a fraction, the numerator of which shall be the number of days which have elapsed prior to the Date of Termination during the employment year in which such Date of Termination shall occur, and the denominator of which shall be 365.

                  4.2 Taxes. To the extent that any grant of Incentive Shares hereunder shall result in the imposition of any tax(es) on Executive, the Company shall cause a bonus to be paid to Executive in an amount equal to the amount of such tax(es) plus the amount of any additional tax(es) imposed as a result of the payment of such bonus(es).

                  4.3 Adjustments. In the event of a capital adjustment resulting from a stock dividend, stock split, reverse stock split, reorganization, merger, consolidation or a combination or exchange of the Company's shares of Common Stock, the number of Incentive Shares issuable to Executive pursuant to Section 4.1 hereof shall be adjusted consistently with such capital adjustment. The agreement to issue Incentive Shares to Executive under the terms and conditions hereof shall not affect in any way the right or power of the Company to make

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adjustments, reorganizations, reclassifications or changes of its capital or business structure, or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                  4.4 Delivery of Incentive Shares. The Company shall deliver a certificate or certificates representing the number of Incentive Shares to be issued to Executive for each fiscal year calculated in accordance with Section
4.1 hereof within thirty (30) days following the delivery of the Audited Financial Statements to the Company with respect to the applicable fiscal year.

                  4.5 Additional Documents. The Board may require, as a condition of the issuance of the Incentive Shares, that Executive deliver to the Company such documents, including such appropriate investment representations, as may reasonably be required by counsel for the Company to effectuate compliance with applicable securities laws.

                  4.6 Piggyback Registration Rights. If the Company at any time proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8, or another form not available for registering the Incentive Shares for sale to the public), each such time it will give written notice to such effect to Executive at least thirty (30) days prior to such filing. Upon the written request of Executive received by the Company within twenty (20) days after the giving of any such notice by the Company, to register any outstanding unregistered Incentive Shares, the Company will cause the Incentive Shares as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by Executive of the Incentive Shares so registered.

                  Notwithstanding the foregoing, in the event that any registration pursuant to this Section 4.6 shall be, in whole or in part, an underwritten public offering of Common Stock, the number of Incentive Shares to be included in such an underwriting may be reduced if and to the extent that such inclusion would reduce the number of shares to be offered by the Company; provided, however, that such number of Incentive Shares shall not be reduced if any shares of Common Stock are to be included in such underwriting for the account of any person other than the Company or Executive.

                  4.7 Restriction on Transfer of Incentive Shares. Executive acknowledges that the Incentive Shares have not been registered under the Securities Act and that, subject to Section 4.6 hereof, the Company is not obligated to register such securities under the Securities Act. Anything in this Agreement to the contrary notwithstanding, Executive hereby agrees that he shall not sell, transfer by any means or otherwise dispose of the Incentive Shares acquired by him without registration under the Securities Act, or in the event that they are not so registered, unless (i) an exemption from registration under the Securities Act is available thereunder; and (ii) Executive has furnished the Company with notice of such proposed transfer and the Company's legal counsel, in its reasonable opinion, shall deem such proposed transfer to be so exempt. Executive further acknowledges that in the event the Incentive Shares are not registered under



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the Securities Act, the certificates evidencing the Incentive Shares shall bear the following legend:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR ANY EXEMPTION THEREFROM UNDER SAID ACT OR LAWS.

         5.       Confidentiality and Nonsolicitation.

                  5.1 "Confidential Information" Defined. For purposes of this Agreement, "Confidential Information" shall mean any and all information (oral or written) relating to the Company or any person controlling, controlled by, or under common control with the Company or any of its activities, including, but not limited to, information relating to: technology, research, test procedures and results, trade secrets, machinery and equipment; manufacturing processes; financial information; products; identity and description of materials and services used; purchasing; costs; pricing; customers and prospects; advertising, promotion and marketing; and selling, servicing and information pertaining to any governmental investigation, except such information which is generally in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain), other than as a result of a breach of the provisions of Section 5.2 hereof.

                  5.2 Non-Disclosure of Confidential Information. Executive will not at any time (other than as may be required or appropriate directly in connection with the performance by him of his duties hereunder), directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except as may be required under legal process by subpoena or other court order).

                  5.3 Non-Solicitation. Executive will not, during the Employment Period and for a period of one (1) year following the termination or expiration thereof, directly or indirectly, hire, offer to hire, solicit, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer or supplier of the Company to discontinue or alter his or its relationship with the Company.

                  5.4 Non-Competition. Executive will not, during the Employment Period and for a period of one (1) year following the termination or expiration thereof, engage or participate in, directly or indirectly (whether as an officer, director, employee, partner, consultant, equityholder, lender or otherwise), any business competitive with that in which the Company is then engaged.

                  5.5 Injunctive Relief. The parties hereby acknowledge and agree that (a) the Company will be irreparably injured in the event of a breach by Executive of any of his obligations under this Section 5; (b) monetary damages will not be an adequate remedy for any



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such breach; (c) the Company will be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach, including, but not limited to, termination of the Employment Period for Cause; and (d) the existence of any claims which Executive may have against the Company, whether under this Agreement or otherwise, will not be a defense to the enforcement by the Company of any of its rights under this Section 5.

                  5.6 Non-Exclusivity and Survival. The covenants of Executive contained in this Section 5 are in addition to, and not in lieu of, any obligations which Executive may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise, and such covenants and their enforceability will survive any termination of the Employment Period by either party and any investigation made with respect to the breach thereof by the Company at any time.

         6.       Miscellaneous Provisions.

                  6.1 Severability. If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

                  6.2 Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

                  6.3 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given when delivered by hand, or when delivered if mailed by registered or certified mail or private courier service, postage prepaid, return receipt requested, or via facsimile (with confirmed answerback) as follows:

         If to the Company, to:

                  Optical Systems, Inc.
                  Raritan Plaza II, Raritan Center
                  Fieldcrest Avenue
                  Edison, New Jersey  08818
                  Attn:   Board of Directors
                  Telecopy No.: (908) 417-1824

         If to Executive, to:

                  Warren R. Zimmerman
                  c/o Optical Systems, Inc.
                  Raritan Plaza II, Raritan Center
                  Fieldcrest Avenue
                  Edison, New Jersey  08818
                  Telecopy No.: (908) 417-1824

or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

                  6.4 Amendment. No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by both the Company and Executive.

                  6.5 Entire Agreement; Effectiveness. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written.

                  6.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be wholly performed therein, without regard to its conflicts or choice of law provisions.

                  6.7 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

                  6.8 Binding Effect; Successors and Assigns. Executive may not delegate any of his duties or assign any of his rights hereunder. This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. The Company shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

                  6.9 Waiver, Etc. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

                  6.10     Representations and Warranties.

                           (a) Executive hereby represents and warrants to the Company that:

                                    (i) he has full capacity to execute and
                  deliver this Agreement, and to perform his obligations hereunder;

                                    (ii) such execution, delivery and
                  performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he is a party or he is otherwise bound;

                                    (iii) this Agreement is his valid and
                  binding obligation in accordance with its terms;

                                    (iv) he will acquire any Incentive Shares
                  issued to him for his own account and not with a view towards the distribution thereof;

                                    (v) he must bear the economic risk of
                  investment in the Incentive Shares, which cannot be sold by him unless they are registered under the Securities Act or an exemption therefrom is available thereunder;

                                    (vi) in his position with the Company, as an
                  officer of the Company, he has had both the opportunity to ask questions of and receive answers from the officers and directors of the Company and all persons acting on its behalf concerning the terms and conditions of the issuance of Incentive Shares hereunder and to obtain any additional information with respect thereto; and

                                    (vii) he is aware that the Company shall
                  place stop-transfer orders with its transfer agent against the transfer of Incentive Shares in the absence of registration under the Securities Act or an exemption therefrom as provided herein.

                          (b) The Company hereby represents and warrants to Executive that:

                                    (i) it has full power and authority to
                  execute and deliver this Agreement, and to perform its obligations hereunder;

                                    (ii) such execution, delivery and
                  performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which it is a party or it is otherwise bound;

                                    (iii) this Agreement is its valid and
                  binding obligation in accordance with its terms; and

                                    (iv) any Incentive Shares, when issued and
                  delivered by the Company to Executive in accordance with the terms and conditions hereof, will be duly and validly issued and fully paid and non-assessable.

                  6.11 Enforcement. If any party institutes legal action to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be awarded reasonable attorneys' fees at all trial and appellate levels, and the expenses and costs incurred by such prevailing party in connection therewith.

                  6.12 Approval by Certain Board Members. The effectiveness of this Agreement is conditioned upon its approval by all of the members of the Company's Board who are not employed by the Company on the date hereof.

         IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.


                                          OPTICAL SYSTEMS, INC.

                                          By:      /s/ William H. Luckman
                                             -----------------------------------
                                          Name:    William H. Luckman
                                               ---------------------------------
                                          Title:   Treasurer
                                                --------------------------------



                                                   /s/ Warren R. Zimmerman
                                          --------------------------------------
                                          Warren R. Zimmerman



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